Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

          THIS THIRD SUPPLEMENTAL INDENTURE, dated as of March 14, 2006, between HONEYWELL INTERNATIONAL INC., a Delaware corporation (formerly AlliedSignal Inc.) (hereinafter called the “Corporation”), and JPMORGAN CHASE BANK, N.A. (formerly known as The Chase Manhattan Bank (National Association)), a banking association organized and existing under the laws of the State of New York (hereinafter called the “Trustee”).

          WHEREAS, the Corporation and the Trustee entered into an Indenture, dated as of October 1, 1985 (hereinafter the “Original Indenture”), providing for the creation, execution, authentication and delivery of certain Debentures of the Corporation;

          WHEREAS, the Corporation and the Trustee have entered into a First Supplemental Indenture, dated as of February 1, 1991 (hereinafter the “First Supplemental Indenture”) and a Second Supplemental Indenture, dated as of November 1, 1997 (hereinafter the “Second Supplemental Indenture, and together with the Original Indenture and the First Supplemental Indenture, the “Indenture”), each providing for the creation, execution, authentication and delivery of certain Debentures of the Corporation;

          WHEREAS, the Corporation has requested the Trustee to join with it in the execution and delivery of this Third Supplemental Indenture in order to supplement and amend the Indenture, by clarifying certain provisions thereof and by adding certain provisions thereto to provide for a Make-Whole Amount (as hereinafter defined) for the Holders of certain Debentures as may be designated with respect to a series and to provide the Corporation with the right to reopen a series of Debentures for issuances of additional Debentures of such series and to authorize the appointment of a calculation agent with respect to the establishment of any floating rate securities;

          WHEREAS, Sections 301 and 901 of the Indenture provide, among other things, that the Corporation, when authorized by the Board of Directors of the Corporation and the Trustee, may from time to time and at any time, without the consent of the Holders, enter into an indenture supplement to the Original Indenture for the purpose, inter alia, of setting forth the terms of the Debentures of an additional series and making additional provisions in regard to matters arising under the Indenture which shall not be inconsistent with the provisions of the Original Indenture and shall not adversely affect the interests of the Holders of any series of Debentures or the Holders of any Coupons;

          WHEREAS, the Board of Directors of the Corporation has appointed its Pricing Committee to negotiate and fix the terms and conditions of the offering and to execute and deliver in the name and on behalf of the Corporation any agreements, instruments and other documents including indentures with such terms and conditions as shall be fixed by the Pricing Committee;

          WHEREAS, the Pricing Committee has approved the amendments set forth in this Third Supplemental Indenture;

          WHEREAS, the Corporation and the Trustee desire to enter into this Third Supplemental Indenture for the purposes set forth in Sections 301 and 901 of the Indenture as referred to above; and

          WHEREAS, all acts and things necessary to cause this Third Supplemental Indenture to be a valid, binding and legal instrument of the Corporation have been done and performed by the Corporation, and the execution and delivery of this Third Supplemental Indenture have in all respects been duly authorized by the Corporation, and the Corporation, in the exercise of the legal right and power vested in it, has duly executed this Third Supplemental Indenture.

          NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

          For and in consideration of the premises and the covenants herein contained and the purchase and acceptance of the Debentures issued hereunder by the holders thereof, and for other valuable consideration, the receipt of which is hereby acknowledged, the Corporation covenants and agrees with the Trustee, for the equal and proportionate benefit of the respective Holders from time to time of the Debentures, as follows:

ARTICLE I

DEFINITIONS

          Except as otherwise defined in or amended by this Third Supplemental Indenture, each capitalized term used herein shall have the respective meaning assigned thereto in the Indenture.

ARTICLE II

MODIFICATIONS OF THE INDENTURE

          Section 2.01. Section 101 of the Indenture is further amended to add new definitions thereto, in the appropriate alphabetical sequence as follows:

          “ ‘Calculation Agent’ means an entity as may be designated and appointed from time to time by the Corporation, including any successors thereto, to perform such duties as may be set forth with respect to a floating rate series established pursuant to Section 302 of the Indenture.”

          “ ‘Make-Whole Amount,’ when used with respect to a Debenture and as may be specified with respect to a series, means the amount, if any, in addition to principal which is required by such Debenture, under the terms and conditions specified therein or as otherwise specified as contemplated by Section 301, to be paid by the Corporation to the Holder thereof in connection with any optional redemption or accelerated payment of such Debenture.”

          Section 2.02. Section 301 of the Indenture is hereby amended by adding the following sentence to the end of Section 301:

          The Corporation may, without the consent of the Holders of the Debentures, reopen a series of Debentures to issue additional Debentures of such series on separate dates, which shall form a single series with, and shall have the same terms as, the other Debentures of such series, subject to the rules and procedures of the Depository.

          Section 2.03. Section 302 of the Indenture is hereby deleted in its entirety and replaced with the following:

          “SECTION 302. Provisions Any Series May Contain.

          The several series of Debentures may differ as between series in respect of any or all of the following matters:

(a) designation;

(b) date;

(c) date or dates of maturity, which may be serial;

(d) interest rate (which may be fixed or variable);

(e) interest payment dates and record dates;

(f) the place or places for the payment of principal or premium, if any, and interest on the Debentures, and the currency in which payable;

(g) denomination, which may be in Dollars, any Foreign Currency or ECU;

(h) aggregate principal amount of Debentures which may be issued;

(i)     payment of principal or premium, if any, and interest, if any, with or without deduction for taxes, assessments or governmental charges, or reimbursement of taxes, assessments or governmental charges paid by the Holders;

(j) the right of the Corporation to redeem all or any part of the Debentures before maturity;

(k) sinking, purchase or analogous funds;

(l) covenants and Events of Default and remedies with respect thereto;

(m)     issuance as Registered Debentures or Unregistered Debentures or both, and the rights of the Holders to exchange Unregistered Debentures for Registered Coupon Debentures or Fully Registered Debentures of the series or to exchange Registered Debentures of the series for Unregistered Debentures of the series and the circumstances under which any such exchanges, if permitted, may be made;

(n)     the portion of the principal amount which shall be payable upon declaration of acceleration of the Maturity or upon redemption or which the Trustee shall be entitled to claim pursuant to Section 502;

(o)     issuance in whole or in part in the form of a Global Debenture or Debentures; the terms and conditions, if any, upon which any such Global Debenture or Debentures may be exchanged in whole or in part for other individual Debentures; and the Depository for any such Global Debenture or Debentures;

(p)     terms and conditions, if any, upon which any Holder of a Debenture shall be entitled to receive a Make-Whole Amount in connection with an optional redemption or accelerated payment of such Debenture; and

(q) any other provisions expressing or referring to the terms and conditions upon which the Debentures of the series are to be issued which are not in conflict with the provisions of this Indenture.

          In authorizing the issue of any series of Debentures, the Pricing Committee shall determine and specify all applicable matters in respect of the Debentures of such series set forth in clauses (a) to (q), inclusive, of this Section 302, such terms to be included in an Officer’s Certificate delivered pursuant to Section 304(a) or in a supplemental indenture; and shall also determine and specify the form of the Debentures of such series.”

ARTICLE III

MISCELLANEOUS PROVISIONS

          Section 3.01. The Indenture, as further amended and modified by this Third Supplemental Indenture, hereby is in all respects ratified, confirmed and approved.

          Section 3.02. This Third Supplemental Indenture shall be construed in connection with and as part of the Indenture.

          Section 3.03. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

          Section 3.04. The recitals contained herein shall be taken as the statements of the Corporation, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.

          Section 3.05. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

          Section 3.06. The Trustee hereby accepts the trusts in this Third Supplemental Indenture declared and provided, upon the terms and conditions hereinabove set forth.

[SIGNATURE PAGE FOLLOWS]

Exhibit 4.1

          IN WITNESS WHEREOF, HONEYWELL INTERNATIONAL INC. has caused this Third Supplemental Indenture to be duly signed and acknowledged by one of its officers thereunto duly authorized, and its corporate seal to be affixed hereunto, and the same to be attested by its Secretary and an Assistant Secretary; and JPMORGAN CHASE BANK, N.A. has caused this Third Supplemental Indenture to be duly signed and acknowledged by one of its officers thereunto duly authorized, and its corporate seal to be affixed hereunto, and the same to be attested by one of its officers thereunto duly authorized.

HONEYWELL INTERNATIONAL INC.

SEAL		By:	/s/ John J. Tus

Name: John J. Tus
Title: Vice President and Treasurer

Attest:

By:	/s/ Gail E. Lehman

Name: Gail E. Lehman
Title: Assistant Secretary

JPMORGAN CHASE BANK, N.A.

SEAL		By:	/s/ L. O'Brien

Name: L. O'Brien
Title: Vice President

Attest:

By:	/s/ Diane Darconta

Name: Diane Darconta
Title: Trust Officer

[Signature Page to Third Supplemental Indenture]